Exhibit 99.1

OCZ Technology Group Reports Receipt of Nasdaq Compliance Letter

SAN JOSE, CA -- (MARKETWIRE) -- 10/17/12 -- OCZ Technology Group, Inc. (NASDAQ: OCZ), a leading provider of high-performance solid-state drives (SSDs) for computing devices and systems, today announced that because of the delayed filing with the SEC of the Form 10-Q for the period ending August 31, 2012 (the "Form 10-Q"), the Company received a letter from The Nasdaq OMX Group ("Nasdaq") indicating that the Company is not in compliance with the filing requirements for continued listing under Nasdaq Listing Rule 5250(c).

The Nasdaq letter notes that the Company is required to submit a plan to regain compliance with Nasdaq's filing requirements for continued listing within 60 calendar days of the date of the Nasdaq notification letter. Upon acceptance of the Company's compliance plan, Nasdaq is permitted to grant an extension of up to 180 days from the Form 10-Q's filing due date, or until April 8, 2013, for the Company to regain compliance with Nasdaq's filing requirements for continued listing.

As previously stated, the Company continues to work diligently to complete the financial review. While we are hopeful that the review will be completed in the near future, we cannot currently estimate the exact date.

About OCZ Technology Group, Inc.

Founded in 2002, San Jose, CA-based OCZ Technology Group, Inc. (OCZ) is a global leader in the design, manufacturing, and distribution of high-performance solid-state storage solutions and premium computer components. Offering a complete spectrum of solid-state drives (SSDs), OCZ provides SSDs in a variety of form factors and interfaces (i.e. PCIe, SAS and SATA) to address a wide range of client and enterprise applications. Having developed firmware and controller platforms to virtualization and endurance extending technologies, the company delivers vertically integrated solutions enabling transformational approaches to how digital data is captured, stored, accessed, analyzed and leveraged by customers. For more information, please visit: www.ocztechnology.com.

Forward-Looking Statements

Certain statements in this release relate to future events and expectations and as such constitute forward-looking statements involving known and unknown factors that may cause actual results of OCZ Technology Group, Inc. to be different from those expressed or implied in the forward-looking statements. In this context, words such as "will," "would," "expect," "anticipate," "should" or other similar words and phrases often identify forward-looking statements made on behalf of OCZ. It is important to note that actual results of OCZ may differ materially from those described or implied in such forward-looking statements based on a number of factors and uncertainties, including, but not limited to, market acceptance of OCZ's products and OCZ's ability to continually develop enhanced products; adverse changes both in the general macro-economic environment as well as in the industries OCZ serves, including computer manufacturing, traditional and online retailers, information storage, internet search and content providers and computer system integrators; OCZ's ability to efficiently manage material and inventory, including integrated circuit chip costs and freight costs; and OCZ's ability to generate cash from operations, secure external funding for its operations and manage its liquidity needs. Other general economic, business and financing conditions and factors are described in more detail in "Item 1A -- Risk Factors" in Part I in OCZ's Annual Report on Form 10-K filed with the SEC on May 14, 2012, and statements made in other subsequent filings. The filing is available both at www.sec.gov as well as via OCZ's website at www.ocztechnology.com. OCZ does not undertake to update its forward-looking statements.

Investor Contact:

Bonnie Mott, Senior Manager of Investor Relations

408-440-3428

bmott@ocztechnology.com

Press Contact:

Scott Harlin, Director of Marketing Communications - Enterprise

(408) 733-8400

sharlin@ocztechnology.com